EXHIBIT 23(b)

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Frederick County Bancorp, Inc. on Form S-8 of our report, dated January 30, 2004, relating to the consolidated balance sheets of Frederick County Bancorp, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the years then ended, which report is incorporated by reference in the Annual Report on Form 10-KSB of Frederick County Bancorp, Inc. for the year ended December 31, 2003.

/s/ McGladrey & Pullen, LLP

Frederick, Maryland
April 30, 2004